At the special meeting of shareholders of MFS Cash Reserve Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the fund were elected as follows:

                          Number of Shares

Nominee                          For                                Withhold
                                                                    Authority

Jeffrey L. Shames              408,875,440.548                    11,260,410.045
John W. Ballen                 408,967,168.509                    11,168,682.084
Lawrence H. Cohn               408,420,653.467                    11,715,197.126
J. David Gibbons               408,156,873.067                    11,978,977.526
William R.Gutow                408,920,688.168                    11,215,162.425
J. Atwood Ives                 408,827,582.277                    11,308,268.316
Abby M. O'Neill                408,773,591.290                    11,362,259.303
Lawrence T. Perera             408,495,563.895                    11,640,286.698
William J. Poorvu              408,874,718.358                    11,261,132.235
Arnold D. Scott                409,068,417.977                    11,067,432.616
J. Dale Sherratt               408,820,856.600                    11,314,993.993
Elaine R. Smith                408,576,448.512                    11,559,402.081
Ward Smith                     408,828,298.037                    11,307,552.556

Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.

Number of Shares

For                                                 323,469,372.431
Against                                              15,069,031.410
Abstain                                              16,779,407.752
Broker Non-votes                                     64,818,039.000

Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
                                                      322,014,934.328
Against                                                16,022,119.660
Abstain                                                17,280,757.605
Broker Non-votes                                       64,818,039.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
                                                       397,389,780.217
Against                                                  7,955,680.329
Abstain                                                 14,790,390.047


Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending August 31, 2002.

Number of Shares

For                                                   401,848,888.131
Against                                                 4,962,729.433
Abstain                                                13,324,233.029